EXHIBIT 10.1

Personal and Confidential

March 7, 2018

[Named Executive Officer]

Re:     Retention Bonus Agreement

Dear [Named Executive Officer]:

On behalf of Westmoreland Coal Company (the “Company”), I am pleased to offer you the opportunity to receive a retention bonus, if you agree to the terms and conditions contained in this Retention Bonus Agreement (this “Agreement”), which shall be effective as of the date set forth below in Section 7 (the “Effective Date”).

1.    Retention Bonus. Subject to the terms and conditions set forth herein, you will receive a cash payment in the gross amount of [$X] (the “Retention Bonus”), subject to the Company’s receipt of your countersignature on this Agreement.

Notwithstanding the foregoing, in the event you voluntarily terminate your employment with the Company without Good Reason (defined below), or the Company terminates your employment for Cause (defined below), in either case, before the earlier of December 31, 2018 or the consummation of a confirmed plan of reorganization (as applicable, the “Retention Date”), you will be required to promptly repay to the Company (and in any event no later than ten (10) days of such termination), an amount equal to the After-Tax Value of the Retention Bonus. The “After-Tax Value of the Retention Bonus” is equal to the Retention Bonus, reduced by all taxes the Company actually withholds therefrom. For the avoidance of doubt, in the event of your death or termination due to your disability, termination by the Company without Cause or by you for Good Reason prior to the Retention Date, you (or your estate, as applicable), shall not be subject to the repayment obligations of this Agreement.

For purposes of this Agreement, “Cause” means (A) your willful breach or habitual neglect of assigned duties to the Company, including compliance with Company policies; (B) your conviction (including any plea of nolo contendere) of any felony or crime involving dishonesty or moral turpitude; (C) any act of personal dishonesty knowingly taken by you in connection with your responsibilities as an employee and intended to result in your personal enrichment or the enrichment of any other person; (D) bad faith conduct that is materially detrimental to the Company; (E) your inability to perform your duties due to alcohol or illegal drug use; (G) any act or omission by you which is of substantial detriment to the Company because your intentional failure to comply with any statute, rule or regulation, except any act or omission you believe in good faith to have been in or not opposed to the best interest of the Company (without an intent to gain, directly or indirectly, a profit to which you were not legally entitled) and except that Cause shall not mean bad judgment or negligence other than habitual neglect of duty; or (H) any other act or failure to act or other conduct which is determined by the Compensation Committee of the Board, in its sole discretion, to be demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of this Agreement, “Good Reason” means any of the following, in each case, without your consent: (a) a reduction of 20% or more of your annual base salary as in effect on the Effective Date or as the same may be increased from time to time, or (b) a relocation of the geographic location of your principal place of employment by more than 50 miles from the principal place of business.

The occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason, if you do not timely provide notice to the Company within thirty (30) days of the date on which you first become aware of the occurrence of that event. The Company shall have fifteen (15) days following receipt of your written notice in which to correct in all material respects the circumstances constituting Good Reason, and you must terminate employment within thirty (30) days following expiration of the Company’s fifteen (15)-day cure period. Otherwise, any claim of such circumstances constituting “Good Reason” shall be deemed irrevocably waived by you.

For purposes of this Agreement, “Affiliate” means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

2.    Release of Claims. In exchange for the promises of the Company set forth in this Agreement, the sufficiency of which you acknowledge, you, with the intention of binding yourself and your heirs, executors, administrators and assigns, do hereby release, remise, acquit and forever discharge the Company, its present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which you, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party; provided that this Section 4 shall not waive existing rights to (i) accrued and vested compensation or benefits, (ii) any claims or rights arising after you sign this Agreement that you may have in your capacity as a stockholder of the Company or to payments or benefits under any equity award agreement between you and the Company, or (iii) indemnity for acts taken in your capacity as an officer of the Company.

3.    Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

4.    No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

5.    Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

6.    No Assignments; Successors. This Agreement is personal to each of the parties hereto. Except as provided in this paragraph, no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company will require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7.    Effectiveness. This Agreement shall be effective March 7, 2018.

8.    Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Colorado, without reference to rules relating to conflicts of laws.

9.    No Unauthorized Use or Disclosure. For purposes of this Section 9, “Company” shall include the Company and each of its Affiliates. The term “Confidential Information” shall mean any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company. Confidential Information includes, regardless of whether such information or materials are expressly identified or marked as confidential or proprietary, and whether or not patentable: (1) technical information and materials of the Company; (2) business information and materials of the Company; (3) any information or material that gives the Company an advantage with respect to its competitors by virtue of not being known by those competitors; and (4) other valuable, confidential information and materials and/or trade secrets of the Company. All Confidential Information shall be the sole and exclusive property of the Company.

You agree to preserve and protect the confidentiality of all Confidential Information. You agree that you will not, at any time during your term of employment or thereafter, make any unauthorized disclosure of Confidential Information, or make any use thereof, except, in each case, in the carrying out your responsibilities to the Company. You further agree to preserve and protect the confidentiality of all confidential information of third parties provided to the Company by such third parties with an expectation of confidentiality. You shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by you hereunder to preserve and protect the confidentiality of such Confidential Information. You shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable laws; provided, however, that in the event disclosure is required by applicable laws and you are making such disclosure, you shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.

Nothing in this Agreement will prevent you from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (b) making disclosures that are protected under the whistleblower provisions of applicable law.

10.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.    Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

12.    Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign and date one copy of this Agreement no later than March 9, 2018 and return the same to me for the Company’s records. You should make a copy of the executed Retention Bonus Agreement for your records.

Very truly yours,

WESTMORELAND COAL COMPANY

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

___________________________ Dated:
Signature

___________________________             __________________________
Print Name             Print Title